abrdn Gold ETF Trust S-3

Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

abrdn Gold ETF Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to be paid	Exchange-Traded Vehicle Securities	abrdn Physical Gold Shares ETF	457(u)[1]	—[1]	—[1]	—[1]	—[1]	—[1]
Fees previously paid
Carry Forward Securities
Carry forward securities
	Total Offering Amounts					—[1]		—[1]
	Total Fees Previously Paid							—[1]
	Total Fee Offsets							—[1]
	Net Fee Due							—[1]

1.	In accordance with Rule 456(d) under the Securities Act of 1933, as amended (the “Securities Act”), the abrdn Physical Gold Shares ETF (“Trust”) is registering an indeterminate number of units of fractional undivided beneficial interest in and ownership of the Trust (“Shares”) as may from time to time be offered hereunder at indeterminate prices. The registrant will calculate registration fees, if any, in accordance with Rules 456(d) and 457(u) under the Securities Act. In accordance with Rule 456(d) under the Securities Act, the registrant is deferring payment of these registration fees and will pay these registration fees on an annual net basis no later than 90 days after the end of each fiscal year.